Exhibit 8.1

[Letterhead of McGuireWoods LLP]

October 22, 2007

Board of Directors

Esmark Incorporated

2500 Euclid Avenue

Chicago Heights, Illinois 60411

Re:    Merger of Clayton Merger, Inc. With and Into Esmark Incorporated

Gentlemen:

You have asked our opinion as to certain U.S. Federal income tax consequences of the merger (the “Merger”) of Clayton Merger, Inc. (“Merger Sub”), a Delaware corporation and direct wholly-owned subsidiary of Clayton Acquisition Corporation (“Parent”), a Delaware corporation, with and into Esmark Incorporated (the “Company”), a Delaware corporation, pursuant to an Agreement and Plan of Merger and Consolidation dated as of March 16, 2007 as amended (the “Agreement”) by and among the Company, Parent, Merger Sub, Wheeling-Pittsburgh Corporation, a Delaware corporation, and Wales Merger Corporation, a Delaware corporation. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

In formulating our opinion, we have examined the Agreement and the Registration Statement on Form S-4 of Parent (the “Proxy Statement/Prospectus”), as filed with the Securities and Exchange Commission on May 10, 2007 as amended through the date hereof, and such other documents as we deem relevant for purposes of this opinion. In addition, with your permission, we have assumed with your consent that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement and none of the terms and conditions contained therein have been or will be modified in any respect relevant to this opinion; (ii) the statements concerning the Merger, other than those relating to the U.S. federal income tax consequences of the Merger, set forth in the Proxy Statement/Prospectus, including the purposes of the parties for consummating the Merger, are true, accurate and complete and will continue to be true, accurate and complete through and as of the Effective Time; (iii) the representations made to us by Parent, Merger Sub and the Company in connection with the Merger (in the form of officers’ certificates dated as of the date hereof (the “Officers’ Certificates”)) and delivered to us for purposes of this opinion are true, accurate and complete and will continue to be true, accurate and complete through and as of the Effective Time; (iv) any representation or other statement in the Officers’ Certificates or the other documents

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October 22, 2007

referred to therein made “to the best of the knowledge” or similarly qualified is, and thereafter as relevant will be, in each case, correct without such qualification; (v) no actions have been (or will be) taken that are inconsistent with any representation or other statement contained in the Officers’ Certificates; (vi) each of the Company, Parent and the Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the “Code”); (vii) the Agreement constitutes the legal, valid and binding obligation of the parties thereto and is enforceable in accordance with its terms; (viii) there are no other understandings or agreements between or among the parties to the Agreement that bear directly or indirectly on the Merger; and (ix) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there have been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

In rendering this opinion, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any documents or materials or any assumption upon which we have relied (including, without limitation, the assumptions set forth above), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification. We are not aware, however, of any material facts or circumstances contrary to or inconsistent with any fact or matter set forth in any documents or materials or any assumption upon which we have relied.

Based upon the foregoing and subject to the exceptions, qualifications and limitations set forth herein, the discussion set forth under the heading “Material Tax Consequences to U.S. Holders of Esmark Stock” in the Proxy Statement/Prospectus, in so far as it contains conclusions of law, is our opinion regarding the material U.S. federal income tax consequences of the Merger to the U.S. Holders of Esmark stock.

This opinion neither relates to nor purports to cover the laws, regulations or other legal authorities of (i) the United States, except those related to United States federal income taxes, (ii) any state or locality of the United States, or (iii) any foreign governmental authority, whether relating to taxation or otherwise. Further, except as otherwise specifically stated herein, we express no opinion concerning any United States federal income tax matters other than as specifically set forth above with respect to the Merger.

This opinion is based on current provisions of the Code and Regulations promulgated thereunder, pertinent federal judicial authorities, published rulings and other administrative pronouncements, interpretations and issuances of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect as of

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October 22, 2007

the date hereof. It should be noted that statutes, regulations, judicial decisions, rulings and administrative pronouncements are subject to change at any time and, in certain circumstances, with retroactive effect. Any change in applicable authorities or the facts or circumstances surrounding the Merger, or any inaccuracy in the factual statements, representations, or assumptions upon which we have relied, including without limitation those contained in the Officers’ Certificates, may affect the continuing validity of the opinion set forth herein. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion, even though such development, circumstance or change may affect the opinion set forth herein.

This opinion is not binding on the Internal Revenue Service or the courts. For that reason, and because no ruling has been or will be sought from the IRS as to any United States federal income tax consequences of the Merger, there can be no assurance, and none is therefore given, that the Internal Revenue Service will not take a position contrary to the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

This opinion speaks as of the date hereof and supersedes all prior drafts or versions hereof. It is being furnished to you pursuant to Section 6.2 of the Agreement in connection with the Merger and may not be relied upon, circulated, quoted or otherwise referred to for any other purpose without our prior written approval.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Proxy Statement/Prospectus, and to the references to our firm name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ McGuireWoods LLP